Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

among

GLOBAL MARINE INC.

SANTA FE INTERNATIONAL CORPORATION

(being renamed GlobalSantaFe Corporation

in connection with the Merger)

and

WILMINGTON TRUST COMPANY

as Trustee

Dated as of

November 20, 2001

to the

INDENTURE

Dated as of

September 1, 1997

as supplemented by the First Supplemental Indenture thereto

dated as of June 23, 2000

SECOND SUPPLEMENTAL INDENTURE, dated as of November 20, 2001, among GLOBAL MARINE INC., a Delaware corporation (the “Company”), Santa Fe International Corporation, a company incorporated under the laws of the Cayman Islands being renamed GlobalSantaFe Corporation in connection with the Merger (as defined below) (“Santa Fe”), and WILMINGTON TRUST COMPANY, as Trustee (the “Trustee”).

RECITALS

The Company has executed and delivered to the Trustee an Indenture, dated as of September 1, 1997, as supplemented by a First Supplemental Indenture thereto, dated as of June 23, 2000, (together, the “Original Indenture,” and as further supplemented by this Second Supplemental Indenture, the “Indenture”) providing for the issuance of the Company’s Zero Coupon Convertible Debentures Due June 23, 2020 (the “2020 Debentures”). All capitalized terms used herein which are defined in the Original Indenture shall have the meanings assigned thereto in the Original Indenture unless otherwise defined herein.

Pursuant to an Agreement and Plan of Merger, dated as of August 31, 2001, by and among Santa Fe, Silver Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Santa Fe (“Sub”), Gold Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Sub (“Merger Sub”) and the Company (the “Merger Agreement”), Merger Sub is, concurrently with the execution and delivery of this Second Supplemental Indenture, merging with and into the Company (the “Merger”), with the Company being the surviving corporation and an indirect wholly owned subsidiary of Santa Fe. As of the effective time of the Merger, each share of common stock, par value $.10 per share, of the Company issued and outstanding immediately prior to the Merger (other than shares issued and held in the Company’s treasury, or held by any wholly owned subsidiary of the Company, or held by Santa Fe, Sub or Merger Sub, all of which are to be canceled and retired without payment of any consideration therefor) shall be converted in the right to receive 0.665 ordinary shares, par value $.01 per share, of Santa Fe (“Santa Fe Ordinary Shares”). In connection with the Merger, the name of Santa Fe will be changed to GlobalSantaFe Corporation.

Section 11.11 of the Original Indenture, as it applies to the 2020 Debentures, provides that the Company is required to execute and deliver a supplemental indenture to the Trustee providing that the Holder of each 2020 Debenture then outstanding shall have the right to convert such 2020 Debenture into the kind and amount of shares of stock and other securities and property (including cash) receivable upon the Merger by a holder of the number of shares of Common Stock deliverable upon conversion of such 2020 Debenture immediately prior to the Merger assuming such holder of Common Stock of the Company (i) is not a person party to such transaction and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon the Merger.

Section 11.11 of the Original Indentures also provides that since Santa Fe Ordinary Shares will be received by holders of Common Stock pursuant to the Merger, Santa Fe shall also execute the supplemental indenture.

Section 9.01(12) of the Original Indenture permits the execution of supplemental indentures without the consent of any Holder in order to make provision with respect to conversion rights, if any, to Holders of 2020 Debentures pursuant to the requirements of Article XI of the Original Indenture.

Pursuant to the foregoing authority, the Company and Santa Fe propose, in and by this Second Supplemental Indenture, to supplement and amend the Original Indenture.

All things necessary to make this Second Supplemental Indenture a valid agreement of the Company and Santa Fe, in accordance with its terms, have been done.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the 2020 Debentures by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the 2020 Debentures, as follows:

Section 1. Conversion. In accordance with Section 11.11 of the Original Indenture, as of the effective time of the Merger, the Holder of a 2020 Debenture shall thereafter have the right to convert it into the number of whole Santa Fe Ordinary Shares and cash in lieu of fractional Santa Fe Ordinary Shares receivable upon the Merger by a holder of the number of shares of Common Stock deliverable upon conversion of such 2020 Debenture immediately prior to the Merger, assuming that such holder of Common Stock was not a person party to such transaction. As a result, immediately after the effective time of the Merger, the Conversion Rate for purposes of the 2020 Debentures and the Indenture is 8.125103 Santa Fe Ordinary Shares per $1,000 Principal Amount. This conversion right shall be subject to adjustment on the same terms as provided in Article XI of the Original Indenture as it applies to the 2020 Debentures. Santa Fe hereby agrees to furnish such Santa Fe Ordinary Shares and cash, and to be bound by the conversion provisions of Article XI of the Original Indenture as it applies to the 2020 Debentures.

Section 2. Integral Part. This Second Supplemental Indenture constitutes an integral part of the Original Indenture with respect to the 2020 Debentures only.

Section 3. General Definitions. For all purposes of this Second Supplemental Indenture, the terms “herein”, “hereof”, “hereunder” and other words of similar import refer to this Second Supplemental Indenture.

Section 4. Adoption, Ratification and Confirmation. The Original Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided. The provisions of this Second Supplemental Indenture shall, subject to the terms hereof, supersede the provisions of the Original Indenture to the extent the Original Indenture is inconsistent herewith.

Section 5. Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with the duties imposed by operation of TIA § 318(c), the imposed duties shall control.

Section 6. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 7. Severability. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall, to the fullest extent permitted by applicable law, not in any way be affected or impaired thereby.

Section 8. Counterpart Originals. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 9. Successors. All agreements of the Company and Santa Fe in this Second Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors.

Section 10. Headings. The headings of the Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11. Benefits of Second Supplemental Indenture. Nothing in this Second Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Security Registrar, any Paying Agent and their successors hereunder, and the Holders of the 2020 Debentures, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 12. Acceptance by Trustee. The Trustee accepts the amendments to the Original Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Original Indenture as hereby amended, but only upon the terms and conditions set forth in this Second Supplemental Indenture and the Original Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and Santa Fe and except as provided in the Original Indenture the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity or execution or sufficiency of this Second Supplemental Indenture and the Trustee makes no representation with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

GLOBAL MARINE INC.

By:	/s/ James L. McCulloch

James L. McCulloch
Senior Vice President, General Counsel and Assistant Secretary

SANTA FE INTERNATIONAL CORPORATION, being renamed GlobalSantaFe Corporation in connection with the Merger

By:	/s/ Seals M. McCarty

Seals M. McCarty
Senior Vice President and Chief Financial Officer

WILMINGTON TRUST COMPANY,
as Trustee

By	/s/ David A. Vanaskey Jr

	Name:	David A. Vanaskey Jr

	Title:	Vice President